UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	May 25, 2011

First PacTrust Bancorp, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Maryland	000-49806	04-3639825
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

610 Bay Boulevard, Chula Vista, California		91910
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(619) 691-1519

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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8.01 Other Events

On May 25, 2011, the Board of Directors of First PacTrust Bancorp, Inc. (the “Company”), acting on the recommendations of the Compensation Committee of the Board of Directors, approved a new director compensation program, effective immediately.

The program compensates non-employee members of the Company’s Board of Directors through a mixture of cash and equity-based awards and retainers. The primary elements of the annual compensation for our non-management directors are:

•	cash award of $12,000 ($15,000 for the independent Chairman of the Board);

•	restricted stock award of 1,300 shares (2,250 shares for the independent Chairman of the Board);

•	10-year option award to purchase 3,000 shares (5,000 shares for the independent Chairman of the Board); and,

•	cash retainer of $30,000 for the Chairman of the Audit Committee, $20,000 for the Chairman of the Compensation Committee, $5,000 each for the Chairman of the Nominating and Strategic Planning Committees, $7,500 for a member of the Audit Committee, and $2,500 each for a member of the Nominating, Compensation and Strategic Planning Committees.

The program allows a director to request, in lieu of cash compensation, restricted stock awards, subject to the approval of the Board of Directors of the Company. If approved, the number of shares awarded will be equal to the amount of compensation divided by the closing price of the Company’s common stock on the date the request is approved. All equity awards under the director compensation program shall be in accordance with the Company’s 2011 Omnibus Incentive Plan.

Non-management directors who begin their service or committee chairmanship or membership mid-year will receive a pro-rated amount of annual compensation.

In addition to the compensation plan outlined above, directors are also eligible for awards from time to time under the Company’s 2011 Omnibus Incentive Plan.

Directors who are also our employees do not receive cash or equity compensation for service on the board in addition to compensation payable for their service as employees of the Company.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

First PacTrust Bancorp, Inc.

May 31, 2011	By:	/s/ James P. Sheehy

Name: James P. Sheehy
Title: Executive Vice President - Secretary